Exhibit 10.10

AMALGAMATED BANK

LONG-TERM INCENTIVE PLAN

1.	Establishment, Purpose, and Types of Awards.

Amalgamated Bank (the “Bank”) hereby establishes this long-term incentive compensation plan, to be known as the “Amalgamated Bank Long-Term Incentive Plan” (the “Plan”), in order to provide incentives and awards to select employees and directors of the Bank.

The Plan permits the granting of the following types of Awards, according to the Sections of the Plan listed here:

Section 5 Stock Appreciation Rights

Section 6 Incentive Awards

2.	Defined Terms.

Terms in the Plan that begin with an initial capital letter have the defined meaning set forth in the Appendix, unless defined elsewhere in this Plan or an Award Agreement, or the context of their use clearly indicates a different meaning.

3.	Administration.

(a)    General. The Committee shall administer the Plan in accordance with its terms, provided that the Board may act in lieu of the Committee on any matter. The Committee shall hold meetings at such times and places as it may determine and shall make such rules and regulations for the conduct of its business as it deems advisable. In the absence of a duly-appointed Committee, or if the Board otherwise chooses to act in lieu of the Committee, the Board shall function as the Committee for all purposes of the Plan.

(b)    Powers of the Committee. Subject to the provisions of the Plan, the Committee shall have the authority, in its sole discretion:

(i)    to determine Eligible Persons to whom Awards shall be granted from time to time and the amount of each Award or the number of SARs to be covered by each Award;

(ii) to determine, from time to time, the Fair Market Value of Share Equivalents;

(iii)    to determine, and to set forth in Award Agreements, the terms and conditions of all Awards, including any applicable exercise or purchase price, the installments and conditions under which an Award shall become vested (which may be based on performance), terminated, expired, cancelled, or replaced, and the circumstances for vesting, acceleration or waiver of forfeiture restrictions, and other restrictions and limitations;

(iv)    to approve the forms of Award Agreements and all other documents, notices, and certificates in connection therewith, which need not be identical either as to type of Award or among Participants;

(v)    to construe and interpret the terms of the Plan and any Award Agreement, to determine the meaning of their terms, and to prescribe, amend, and rescind rules and procedures relating to the Plan and its administration;

(vi)    in order to fulfill the purposes of the Plan and without amending the Plan, modify, cancel, or waive the Bank’s rights with respect to any Awards, and to adjust or to modify Award Agreements for changes in Applicable Law; and

(vii)    to make all other interpretations and to take all other actions that the Committee may consider necessary or advisable to administer the Plan or to effectuate its purposes.

(c)    Delegation of Authority. Subject to Applicable Law and the restrictions set forth in the Plan, the Committee may delegate administrative functions to individuals who are officers, or Employees of the Bank or its Affiliates. With respect to Participants who are not officers, the Committee may delegate to appropriate officers of the Bank its authority to designate Participants, to determine the size and type of Awards to be received by those Participants and to set and modify the terms of such Awards; provided, however, that all such Awards shall comply with the terms of this Plan. Any actions taken by the delegee shall be treated as actions by the Committee.

(d)    Deference to Committee Determinations. The Committee shall have the sole discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate, and to make any findings of fact needed in the administration of the Plan or Award Agreements. The Committee’s prior exercise of its discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee’s interpretation and construction of any provision of the Plan, or of any Award or Award Agreement, shall be final, binding, and conclusive. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

(e)    No Liability; Indemnification. Neither the Board nor any Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable for any act, omission, interpretation, construction, or determination made in good faith with respect to the Plan, any Award, or any Award Agreement. The Bank and its Affiliates shall pay or reimburse any member of the Committee, as well as any Director or Employee, who takes action in connection with the Plan, for all expenses incurred with respect to the Plan, and to the full extent allowable under Applicable Law shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorney’s fees) arising out of their good faith performance of duties under the Plan. The Bank and its Affiliates may obtain liability insurance for this purpose.

4.	Eligibility

(a) Grant of Awards. Subject to the express provisions of the Plan, the Committee shall determine from the class of Eligible Persons those individuals to whom Awards under the Plan may be granted, and the amount of each Award or number of Share Equivalents subject to each Award. Each Award shall be evidenced by an Award Agreement signed by the Bank and, if required by the Committee, by the Participant. The Award Agreement shall set forth the material terms and conditions of the Award established by the Committee.

(b) Replacement Awards. Subject to Applicable Laws, the Committee may, in its sole discretion and upon such terms as it deems appropriate, require as a condition of the grant of an Award to a Participant that the Participant surrender for cancellation some or all of the Awards that have previously been granted to the Participant under this Plan or otherwise. An Award that is conditioned upon such surrender may or may not be the same type of Award, may cover the same (or a lesser or greater) number of Share Equivalents as such surrendered Award, may have other terms that are determined without regard to the terms or conditions of such surrendered Award, and may contain any other terms that the Committee deems appropriate. In the case of SARs, these other terms may not involve an exercise price that is lower than the exercise price of the surrendered SAR (as was determined under Section 5(c)(i)).

5.	Stock Appreciation Rights (SARs).

(a)    Grants. The Committee may in its discretion grant Stock Appreciation Rights (SARs) to any Eligible Person, and shall evidence such grants in an Award Agreement that is delivered to the Participant. At the sole discretion of the Committee, any SAR may be exercisable, in whole or in part, immediately upon the grant thereof, or only after the occurrence of a specified event, or only in installments, which installments may vary. SARs granted under the Plan may contain such terms and provisions not inconsistent with the Plan that the Committee shall deem advisable in its sole and absolute discretion, which conditions will be set forth in the applicable Award Agreement.

(b)    Term of SARs. Each Award Agreement shall specify a term at the end of which the SAR automatically expires, subject to earlier termination provisions contained in Section 5(f)(ii), provided that an SAR may not have a term exceeding ten years from its Grant Date. An SAR will be exercisable pursuant to the terms of the Award Agreement. The SAR may only be exercised when the Fair Market Value of the Share Equivalents underlying the SAR exceeds the exercise price of the SAR.

(c)	Exercise of SARs

(i)    Exercise Price. The per Share exercise price of an SAR shall be determined in the sole discretion of the Committee, shall be set forth in the applicable Award Agreement, and shall be no less than 100% of the Fair Market Value of one Share Equivalent at the Grant Date.

(ii)    Terms and Conditions. The Committee shall in its sole discretion determine the times, circumstances and conditions under which an SAR shall be exercisable, and shall set them forth in the Award Agreement. The Committee shall have the discretion to determine whether and to what extent the vesting of SARs shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of SARS shall be tolled during any such leave approved by the Bank.

(iii)    Minimum Exercise Requirements. An SAR may not be exercised for a fraction of a Share Equivalent. The Committee may require in an Award Agreement that an SAR be exercised as to a minimum number of Share Equivalents.

(d) Payment.

(i)    Upon exercise of an SAR and the attendant surrender of the SAR, the Participant will be entitled to receive payment of an amount determined by multiplying –

(1)    the excess of the Fair Market Value of a Share Equivalent on the date of exercise of the SAR over the exercise price per Share Equivalent of the SAR, by

(2)    the number of Share Equivalents with respect to which the SAR has been exercised.

(ii) Notwithstanding Section 5(d)(i), an SAR:

(1)    may limit the amount payable to the Participant to a percentage, specified in the Award Agreement but not exceeding one hundred percent (100%), of the amount determined pursuant to Section 6(d)(i), and

(2)    shall be subject to any payment or other restrictions that the Committee may at any time impose in its discretion, including restrictions intended to conform the SARs with Section 409A of the Code.

(e)    Form and Terms of Payment. Subject to Applicable Law, the Committee shall settle the amount determined under Section 6(d) above solely in cash. Absent a contrary determination by the Committee, all SARs shall be settled in cash as soon as practicable after exercise and the determination of the relevant Fair Market Value of the Bank’s Share Equivalents; provided that the Participant shall not be permitted, directly or indirectly, to designate the taxable year of payment.. Unless otherwise permitted by Section 409A of the Code, payments of SARs shall not be made later than end of the calendar year in which such SARs are exercised under the terms of the Award Agreement or within two and one half months after date such SARs are exercised under the terms of the Award Agreement, if later; provided that the Participant shall not be permitted, directly or indirectly, to designate the taxable year of payment.

(f)	Effect of Termination of Continuous Service.

(i)    The Committee shall establish and set forth in the applicable Award Agreement the terms and conditions on which an SAR shall remain exercisable, if at all, following termination of a Participant’s Continuous Service. To the extent that a Participant is not entitled to exercise an SAR at the date of his or her termination of Continuous Service, or if the Participant (or other Person entitled to exercise the SAR) does not exercise the SAR to the extent so entitled within the time specified in the Award Agreement or below (as applicable), the SAR shall terminate. In no event may any SAR be exercised after the expiration of the SAR term as set forth in the Award Agreement.

(ii) The following provisions shall apply to the extent an Award Agreement does not specify the terms and conditions upon which an SAR shall terminate when there is a termination of a Participant’s Continuous Service.

(1)    Termination other than Upon Disability or Death or for Cause. In the event of termination of a Participant’s Continuous Service (other than as a result of Participant’s death, Disability, retirement after age 65 or termination for Cause), the Participant shall have the right to exercise an SAR at any time up to the earlier of the expiration of the term of such SAR or within three months following such termination to the extent the Participant was entitled to exercise such SAR at the date of such termination.

(2)    Disability. In the event of termination of a Participant’s Continuous Service as a result of his or her being Disabled, the Participant shall have the right to exercise all vested SARs at any time up to the earlier of the expiration of the term of such SAR or within three years following such termination of Continuous Service, and all unvested SARs will continue to vest according to the vesting schedule in Section 2.1 and can be exercised, once vested, for up to three years from the vesting date.

(3)    Retirement. In the event of termination of a Participant’s Continuous Service as a result of Participant’s retirement after age 65, the Participant shall have the right to exercise the SAR at any time up to the earlier of the expiration of the term of such SAR or within three years following such termination to the extent the Participant was entitled to exercise such SAR at the date of such termination.

(4)    Death. In the event of the death of a Participant during the period of Continuous Service since the Grant Date of an SAR, then all unvested SARs will vest immediately and the SAR may be exercised at any time within one year following the date of the Participant’s death by the Participant’s estate or by a Person who acquired the right to exercise the SAR by bequest or inheritance.

(5)    Cause. If the Committee determines that a Participant’s Continuous Service terminated due to Cause, the Participant shall immediately forfeit the right to exercise any SAR, and it shall be considered immediately null and void.

6.	Incentive Awards.

(a)    Grants. Subject to the limitations set forth in this Section 6, the Committee has discretion to grant Incentive Awards to any Eligible Person and shall evidence such grant in an Award Agreement that is delivered to the Participant which sets forth the terms and conditions of the Award. Incentive Awards may be granted annually at the beginning of each new performance period, and shall be paid in cash on such date or dates following the end of the performance period as are provided in the Award Agreement.

(b)    Conditions for Payment of Incentive Awards. Incentive Awards shall be paid based on such conditions related to the performance of the Bank or the Participant’s performance of his or her job functions for the Bank as the Committee shall in its sole discretion determine. The Committee shall set the amount payable for each Incentive Award, the time of payment and the applicable vesting schedule in the Award Agreement. Unless otherwise permitted by Section 409A of the Code, payments of Incentive Awards shall not be made later than end of the calendar year in which the Legally Binding Right under to such Incentive Awards arises under the terms of the Award Agreement or within two and one half months after the end of the calendar year in which the Legally Binding Right to such Incentive Awards arises, if later; provided that the Award Recipient shall not be permitted, directly or indirectly, to designate the taxable year of payment.

7.	Taxes.

(a)    General. As a condition to the distribution of cash pursuant to the Plan, the Bank shall withhold any applicable federal, state, local, or foreign withholding tax obligations that may arise in connection with the Award and the payment of cash pursuant to the Award.

(b)    Default Rule for Employees. In the absence of any other arrangement, an Employee shall be deemed to have directed the Bank to withhold or collect from his or her cash compensation an amount sufficient to satisfy such tax obligations from the next payroll payment otherwise payable after the date of the exercise of an Award.

(c)    Income Taxes. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including any taxes arising under Section 409A of the Code), and the Bank shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such taxes.

8.	Non-Transferability of Awards.

Except as set forth in this Section 8, or as otherwise approved by the Committee, Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. The designation of a beneficiary by a Participant will not constitute a transfer. An Award may be exercised, during the lifetime of the holder of an Award, only by such holder, or by the duly-authorized legal representative of a Participant who is Disabled.

9.	Adjustments Upon Changes in Capitalization, Merger, or Certain Other Transactions.

(a)    Changes in Capitalization. The Committee may equitably adjust the number of Shares covered by each outstanding Award, as well as the price per Share Equivalent covered by each such outstanding Award, to reflect any increase or decrease in the number of issued shares of Common Stock of the Bank resulting from a stock-split, reverse stock-split, stock dividend, combination, recapitalization or reclassification of the Common Stock of the Bank, or any other increase or decrease in the number of issued shares effected without receipt of consideration by the Bank. In the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration (including securities of any surviving entity) as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. In any case, such substitution of securities shall not require the consent of any person who is granted Awards pursuant to the Plan. Except as expressly provided herein, or in an Award Agreement, if the Bank issues for consideration shares of stock of any class or securities convertible into shares of stock of any class, the issuance shall not affect, and no adjustment by reason thereof shall be required to be made with respect to the number or price of Shares subject to any award.

(b)    Dissolution or Liquidation. In the event of the dissolution or liquidation of the Bank other than as part of a Change in Control, each Award will terminate immediately prior to the consummation of such action, subject to the ability of the Committee to exercise any discretion authorized in the case of a Change in Control.

(c)    Change in Control. In the event of a Change in Control, the Committee may in its sole and absolute discretion and authority, without obtaining the approval or consent of the Bank’s shareholders or any Participant with respect to his or her outstanding Awards, take one or more of the following actions to the extent consistent with Section 409A of the Code:

(i)    automatically vest in full or part (and to the extent applicable, make exercisable, in full or in part) all Awards under the Plan;

(ii)    arrange for or otherwise provide that each outstanding Award shall be assumed or a substantially similar award shall be substituted by a successor corporation or a parent or subsidiary of such successor corporation (the “ Successor Corporation ”);

(iii)    require that all outstanding Stock Appreciation Rights be exercised on or before a specified date (before or after such Change in Control) fixed by the Committee, after which specified date all unexercised Stock Appreciation Rights shall terminate;

(iv)    arrange or otherwise provide for the payment of cash or other consideration to Participants in exchange for the satisfaction and cancellation of outstanding Awards; or

(v)    make such other modifications, adjustments or amendments to outstanding Awards or this Plan as the Committee deems necessary or appropriate, subject however to the terms of Section 11(a) below.

(d)    Certain Distributions. In the event of any distribution to the Bank’s shareholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Bank) without receipt of consideration by the Bank, the Committee may, in its discretion, appropriately adjust the price per Share Equivalent covered by each outstanding Award to reflect the effect of such distribution.

10.	Time of Granting Awards.

The date of grant (“Grant Date”) of an Award shall be the date on which the Committee (or its delegee pursuant to Section 4(a)) makes the determination granting such Award or such other later date as is determined by the Committee.

11.	Modification of Awards and Substitution of Options or SARs

(a)    Modification, Extension, and Renewal of Awards. Within the limitations of the Plan, the Committee may modify an Award to accelerate the rate at which an SAR may be exercised (including without limitation permitting an SAR to be exercised in full without regard to the installment or vesting provisions of the applicable Award Agreement or whether the SAR is at the time exercisable, to the extent it has not previously been exercised), to accelerate the vesting of any Award, to extend or renew outstanding Awards in compliance with Section 409A, to the extent applicable, or to accept the cancellation of outstanding Awards to the extent not previously exercised. however, the Committee may not cancel an outstanding SAR that is underwater for the purpose of reissuing the SAR to the Participant at a lower exercise price or granting a replacement award of a different type.

(b)    Limitations on Repricing. Except as permitted in Section 9(a) for a change in capitalization or Section 9(c) for a Change of Control, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding SARs or cancel outstanding SARs in exchange for cash, other Awards, or SARs with an exercise price that is less than the exercise price of the original SARs without stockholder approval.

12.	Term of Plan.

The Plan shall continue in effect for a term of ten years from its effective date as determined under Section 14 below, unless the Plan is sooner terminated under Section 13 below.

13.	Amendment and Termination of the Plan

Subject to Applicable Laws, the Board, by action in writing, may at any time and from time to time amend, alter, suspend, discontinue, or terminate the Plan.

14.	Effective Date.

This Plan, as it may be amended and restated, shall become effective on the date of its approval by the Board. Awards granted under this Plan before approval of this Plan, as it may be amended, shall be granted subject to such approval.

15.	Controlling Law.

All disputes relating to or arising from the Plan shall be governed by the internal substantive laws (and not the laws of conflicts of laws) of the State of New York, to the extent not preempted by United States federal law. If any provision of this Plan is held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective.

16.	Laws and Regulations.

(a)    Applicable Laws. This Plan, the grant of Awards, the exercise of SARs under this Plan, and the obligation of the Bank to deliver cash therefor) under this Plan shall be subject to all Applicable Laws. To the extent any Award is not permitted to be made or not permitted to be paid under Applicable Laws, the Award and related Award Agreement shall be deemed null and void.

(b) Other Jurisdictions. To facilitate the making of any grant of an Award under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Bank or any Affiliate outside of the United States of America as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Bank may adopt rules and procedures relating to the operation and administration of this Plan to accommodate the specific requirements of local laws and procedures of particular countries. The Bank may adopt sub-plans and establish escrow accounts and trusts as may be appropriate or applicable to particular locations and countries.

17.	No Shareholder Rights.

Neither a Participant nor any transferee of a Participant shall have any rights as a shareholder of the Bank with respect to any shares of Common Stock of the Bank underlying any Award. No adjustment in any Award will be made for a dividend or other right with respect to Common Stock of the Bank.

18.	No Employment Rights.

The Plan shall not confer upon any Participant any right to continue an employment or service or relationship with the Bank, nor shall it affect in any way a Participant’s right or the Bank’s right to terminate the Participant’s employment or service at any time, with or without Cause.

19.	Set-Off.

The Bank shall be entitled, at its option and not in lieu of any other remedies to which it may be entitled, to set off any amounts due the Bank or any Affiliate against any amount due and payable by the Bank or any Affiliate to a Participant pursuant to this Plan or otherwise.

20.	Entire Agreement.

This Plan and the applicable Award Agreement constitute the entire agreement between the Corporation and each Participant concerning the subject matter hereof, and supersedes all other agreements, whether written or oral, pursuant to such subject matter.

21.	Awards Are Subject to the Bank’s Policy on Sound Executive Compensation

Awards under this Plan shall be subject to forfeiture or recoupment by the Bank or as otherwise required by law, consistent with the Bank’s Policy on Sound Executive Compensation, as such policy may be amended from time to time.

AMALGAMATED BANK

LONG-TERM INCENTIVE PLAN

Appendix: Definitions

As used in the Plan, the following definitions shall apply:

“Affiliate” means, with respect to any Person (as defined below), any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person or the power to elect directors, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Law” means the legal requirements relating to this plan under applicable U.S. federal and state laws, the Code, and the applicable laws of any other country or jurisdiction where Awards are granted, as such laws, rules, regulations and requirements shall be in place from time to time.

“Award” means any award made pursuant to the Plan, including awards made in the form of an SAR and/ or Incentive Award authorized by and granted under this Plan.

“Award Agreement” means any written document setting forth the terms of an Award that has been authorized by the Committee. The Committee shall determine the form or forms of documents to be used, and may change them from time to time for any reason.

“Bank” means Amalgamated Bank, a New York corporation; provided, however, that in the event the Bank reincorporates to another jurisdiction, all references to the term “Bank” shall refer to the Bank in such new jurisdiction.

“Board” means the Board of Directors of the Bank.

“Cause” for termination of a Participant’s Continuous Service will exist if the Participant is terminated from employment or other service with the Bank or an Affiliate for any of the following reasons: (i) the Participant’s failure, neglect of or refusal to substantially perform his or her duties and responsibilities to the Bank or deliberate violation of a material Bank policy; (ii) the Participant’s commission of any material act or acts of fraud, embezzlement, dishonesty, or other willful misconduct; (iii) the Participant’s material unauthorized use or disclosure of any proprietary information or trade secrets of the Bank or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Bank; or (iv) the Participant’s willful and material breach of any of his or her obligations under any written agreement or covenant with the Bank.

The Committee shall in its discretion determine whether or not a Participant is being terminated for Cause. The Committee’s determination shall, unless arbitrary and capricious, be final and binding on the Participant, the Bank, and all other affected persons. The foregoing definition does not in any way limit the Bank’s ability to terminate a Participant’s employment at any time, and the term “Bank” will be interpreted herein to include any Affiliate or successor thereto, if appropriate.

“Change in Control” means, unless otherwise defined in an Award Agreement,

(a)    the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 25 percent of the combined voting power of the Bank’s then outstanding securities; provided, however, that for purposes of this paragraph (a), of this definition the following acquisitions shall not constitute a Change in Control:

(i) any acquisition of securities directly from the Bank,

(ii) any acquisition of securities by the Bank,

(iii)    any acquisition of securities by any employee benefit plan (or related trust) sponsored or maintained by the Bank or any corporation controlled by the Bank, or

(iv)    any acquisition of securities by any corporation or entity pursuant to a transaction that does not constitute a Change of Control under paragraph (c) of this definition; or

(b) Individuals who, as of the date this Plan was adopted by the Board of Directors (the “Approval Date”), constitute the Board (the “ Incumbent Board ”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Approval Date whose election, or nomination for election by the Bank’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board; or

(c) consummation of a reorganization, merger ,or consolidation (including a merger, or consolidation of the Bank or any direct or indirect subsidiary of the Bank), or sale or other disposition of all or substantially all of the assets of the Bank (a “ Business Combination ”), in each case, unless, following such Business Combination,

(i) all or substantially all of the individuals and entities who were the beneficial owners of the Bank’s outstanding Common Stock and the Bank’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50 percent of the then outstanding shares of common stock, and more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (which, for purposes of this subparagraph (c)(i) and paragraphs (c)(ii) and (c)(iii)shall include a corporation which as a result of such transaction owns the Bank or all or substantially all of the Bank’s assets either directly or through one or more subsidiaries), and

(ii)    except to the extent that such ownership existed prior to the Business Combination, no person (excluding any corporation resulting from such Business Combination or any employee benefit plan or related trust of the Bank or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25 percent or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 25 percent or more of the combined voting power of the then outstanding voting securities of such corporation, and

(iii)    at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) approval by the shareholders of the Bank of a plan of complete liquidation or dissolution of the Bank.

“Code” means the U.S. Internal Revenue Code of 1986, as amended. All references to specific Sections of the Code include the applicable regulations or guidance issued thereunder, as those may be amended from time to time.

“Common Stock” means the common stock of the Bank.

“Committee” means the Compensation Committee of the Board, or if no such Committee is appointed, the Board.

“Continuous Service” means the absence of any interruption or termination of service as an Employee, Director or Contractor. Continuous Service shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Committee, provided that in each case such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Bank policy adopted from time to time; (iv) changes in status from Director to advisory director or emeritus status; or (iv) in the case of transfers between locations of the Bank or between the Bank, its Affiliates, or their respective successors. Changes in status between service as an Employee and a Director, or between an Employee and a Contractor, will not constitute an interruption of Continuous Service.

“Contractor” means an individual or entity providing services to the Bank (not as an Employee) as described in Treas. Reg. §1.409A-1(f)(1) and which for any taxable year accounts for gross income from the performance of services under the cash receipts and disbursements method of accounting.

“Director” means a member of the Board.

“Disabled” or “Disability” refers to a condition under which a Participant –

(a)    is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(b)    is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Bank.

“Eligible Person” means any Director, Employee or Contractor and includes non-Employees to whom an offer of employment has been extended.

“Employee” means any person whom the Bank classifies as an employee (including an officer) for employment tax purposes. The payment by the Bank of a director’s fee to a Director shall not be sufficient to constitute “employment” of such Director by the Bank.

“Fair Market Value” means, as of any date (the “Determination Date”) the fair market value as established in good faith by the Committee and in accordance with Section 409A of the Code.

“Grant Date” has the meaning set forth in Section 10 of the Plan.

“Legally Binding Right” means, in reference to an Award, the grant by the Bank to the Participant of an enforceable right (under contract, statute or other applicable law) to payments under an Award where, after the Participant has performed the services which created the Legally Binding Right, the amount payable under the Award is not subject to unilateral reduction or elimination by the Bank or any other person. The Bank, based on the facts and circumstances and in accordance with Treas. Reg. §1.409A-1(b)(1), will determine: (i) whether a Legally Binding Right exists; or (ii) whether a Legally Binding Right does not exist on account of the existence of negative discretion which has substantive significance to reduce or eliminate the amount of payments under the Award, and may set forth in an Award Agreement the time at which a Legally Binding Right arises.

“Participant” means any holder of one or more Awards, or the cash issuable or issued upon exercise of such Awards, under the Plan.

“Person” means any natural person, association, trust, business trust, cooperative, corporation, general partnership, joint venture, joint-stock company, limited partnership, limited liability company, real estate investment trust, regulatory body, governmental agency or instrumentality, unincorporated organization, or organizational entity.

“Plan” means this Amalgamated Bank Long-Term Incentive Plan.

“Retirement” means the termination of Continuous Service with the Bank by an Employee or Director after having completed at least five years of Continuous Service and attained age 65.

“Share Equivalent” means the value of a share of Common Stock, as adjusted in accordance with Section 9 of the Plan and calculated in accordance with the provisions of the Plan.

“Stock Appreciation Right” or “SAR” means Awards granted pursuant to Section 5 of the Plan.